Exhibit (a)(1)(a)

iBasis, Inc.

________________________________________

OFFER TO AMEND CERTAIN OPTIONS

________________________________________

Any questions or requests for assistance or additional copies of any documents referred to in this offer may be directed to Jennifer Garcia, Director of Human Resources, iBasis, Inc.,
20 Second Avenue, Burlington, Massachusetts, 01803, telephone: (781) 505-7860.

________________________________________

This document constitutes part of the prospectus relating to the iBasis, Inc. Amended and Restated 1997 Stock Incentive Plan, as amended to date, covering securities that have been registered under the Securities Act of 1933, as amended.

________________________________________

We are not making this offer to, nor will we accept any election to amend options by or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to amend options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any jurisdiction.

________________________________________

July 13, 2007

iBasis, Inc.

Offer to Amend Certain Options

________________________________________

This offer and the associated withdrawal rights will expire at
5:00 p.m., Eastern Time, on August 10, 2007 unless we extend them.

________________________________________

By this Offer to Amend Certain Options (the “Offer to Amend”), we are giving all eligible employees holding certain options to purchase shares of our common stock (“common stock”) the right to amend certain outstanding options and receive cash payments, as described below (we also refer to this collectively as the “offer”). Each eligible employee holding eligible options (with eligible portions) will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options (with eligible portions) and a description of any potential cash payments. We refer to the amended options and/or cash payments a participant may receive in replacement of his or her eligible options as the “Option Consideration.”

In connection with the Company’s internal review of its stock option granting practices, we have determined that certain stock options were granted by the Company at a discount from fair market value and therefore, certain portions of such stock options may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. These consequences include income tax commencing in the year of vesting, an additional 20% tax and interest charges. If you elect to participate in this Offer to Amend, your amended options will no longer be subject to the adverse tax consequences of Section 409A.

You are an “eligible employee” only if you are a current employee of iBasis, Inc. or our subsidiaries (collectively referred to as “iBasis,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance. Our executive officers and Directors are not eligible to participate in this offer as they have previously amended their options that would be eligible options and did not receive any cash payments in connection therewith.

An option to purchase common stock is eligible for this offer (an “eligible option”) only if each of the following conditions is met:

•                              the option was granted under the iBasis, Inc. Amended and Restated 1997 Stock Incentive Plan, as amended (the “1997 Stock Plan”);

•                              the Company has determined that the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date (a list of these grants is provided below);

•                              all or a portion of the option was unvested as of December 31, 2004 or was granted after December 31, 2004;

•                              the option is outstanding (has not been cancelled, has not expired and has not been exercised in full) as of the last date on which this offer remains open for acceptance; and

•                              the option holder is subject to taxation in the United States.

Only certain portions of eligible options may be amended under this offer. The portion of an eligible option that is eligible to be amended under this offer has both of the following characteristics (the “affected portion”):

•                              the portion of the eligible option vested after, or is scheduled to vest after, December 31, 2004; and

•                              the portion of the eligible option is still outstanding and unexercised as of the expiration date of this offer.

Please note that the portions of eligible options that were vested as of December 31, 2004 or have already been exercised are not eligible for this offer (the “ineligible portion”). Under the currently available guidance under Section 409A, options vested as of December 31, 2004 are exempted from the adverse tax treatment under Section 409A and therefore are not subject to this offer. Any amendment of the eligible portions of your eligible options will not affect the ineligible portions of your eligible options.

If you participate in this offer, all of your affected options (all eligible portions of all of your eligible options) will be replaced with the Option Consideration described below and as detailed more fully in Section 2 of this Offer to Amend.

If you participate, there will be two components of your Option Consideration: First, the affected option will be amended to increase the original exercise price to the fair market value of a share of our common stock on the revised legal grant date (the “amended option”). Second, you will receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the affected option, less applicable withholding taxes. Any cash payments will be made in early January 2008.

In connection with the Company’s internal review of its stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A of the Internal Revenue Code, certain of these options are subject to adverse tax consequences. The option grants set forth in the table below are the eligible options with eligible portions that are affected by Section 409A and are subject to this offer. We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your affected options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we used the closing price of our common stock on the Nasdaq Stock Market (“NASDAQ”) and on the OTC Bulletin Board (“OTCBB”), as appropriate for the dates on which our common stock traded on the respective markets. Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on NASDAQ or the OTCBB, as appropriate, on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	Fair Market Value on Legal Grant Date (Revised Exercise Price)	Price Differential
April 4, 2001	$6.47	May 24, 2001	$11.67	$5.20
September 27, 2001	$1.29	October 12, 2001	$2.01	$0.72
November 15, 2001	$2.16	January 24, 2002	$4.26	$2.10
September 30, 2002	$0.75	November 6, 2002	$1.23	$0.48
January 3, 2003	$1.17	January 28, 2003	$1.26	$0.09
June 24, 2003	$3.72	June 26, 2003	$4.08	$0.36
July 31, 2003	$4.62	August 1, 2003	$4.71	$0.09
August 11, 2003	$2.64	August 27, 2003	$3.93	$1.29
August 22, 2003	$3.18	October 9, 2003	$4.08	$0.90
November 13, 2003	$4.38	December 9, 2003	$4.68	$0.30
May 18, 2004	$3.51	June 7, 2004	$4.65	$1.14
August 5, 2004	$5.64	September 10, 2004	$6.36	$0.72
October 4, 2004	$6.96	November 24, 2004	$7.08	$0.12
February 1, 2005	$6.12	March 24, 2005	$6.42	$0.30
May 12, 2005	$6.78	June 23, 2005	$7.74	$0.96
August 31, 2005	$7.71	September 10, 2005	$8.25	$0.54

If you hold an eligible option, it does not mean that all portions of the eligible option are subject to Section 409A or that all of your outstanding options are subject to Section 409A. Please note that some portions of the eligible options granted on the above dates are ineligible portions that are not affected by Section 409A and are not eligible to be amended in this offer. Your Addendum will identify your affected options for purposes of this offer. In exchange for affected options, participants who accept this offer will receive amended options with the applicable revised option exercise price set forth in the table above and a cash payment equal to the applicable price differential multiplied by the number of unexercised shares subject to the affected option (less applicable tax withholding). The vesting schedule and expiration dates of amended options will remain the same as in the existing option grant. Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

If you do not accept this offer, you will not receive an amended option or any cash payment, and your affected options will remain subject to adverse tax consequences under Section 409A, including income tax commencing in the year of vesting, an additional 20% tax and interest charges, and we will not reimburse you for any such taxes or any related penalties, charges or fees.

Each eligible employee will receive an Addendum that describes his or her affected options and the Option Consideration he or she will receive for those affected options, including the amended option exercise price, as well as the cash payment amounts, if any. This Addendum will be sent to eligible employees by e-mail and by U.S. mail promptly after commencement of this offer. Cash payments will be made in early January 2008 and will be subject to applicable withholding taxes. Participating employees will be entitled to receive cash payments regardless of whether they remain employed with iBasis on the actual cash payment date and regardless of whether the amended options to which such payments relate have vested.

If you elect to receive an amended option, such option will be amended on the next business day following the date that this offer expires and you will receive paperwork regarding your amended option promptly after the expiration of this offer. That amendment date is currently expected to be August 13, 2007. You will be requested to promptly sign and return the new option grant paperwork to us. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date. Each amended option will be subject to an amended option agreement between you and iBasis. Any amended option you receive will continue to be subject to the same vesting schedule as your existing option.

Promptly following the expiration of this offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your affected options. Cash payments will not be subject to any further vesting conditions and will be paid to you in early January 2008 (less applicable withholding taxes).

Other Matters

This offer is not conditioned upon acceptance of a minimum number of the outstanding affected options, but this offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend.

Our common stock is traded on NASDAQ under the symbol “IBAS.” On July 6, 2007 the closing price of our common stock was $10.19 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in this Offer” beginning on page 18 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT - ACTION ITEMS TO PARTICIPATE

If you wish to participate in this offer, you must deliver a properly completed and signed election form prior to 5:00 p.m., Eastern Time, on August 10, 2007, to Jennifer Garcia, Director of Human Resources, (i) by fax at (781) 505-7330; (ii) by hand delivery at iBasis, Inc., 20 Second Avenue, Burlington, MA, 01803; or (iii) by

scanning and e-mailing a .pdf file to amendprogram@ibasis.net. Only responses that are properly completed and submitted and actually received by Jennifer Garcia by the deadline will be accepted. Responses that are received after the deadline will not be accepted. iBasis intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail, or hand delivery as set forth above. Responses submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about the terms of this offer to:

Jennifer Garcia, Director of Human Resources
iBasis, Inc.
20 Second Avenue
Burlington, MA 01803
(781) 505-7860
amendprogram@ibasis.net.

You are encouraged to consult with your own tax advisor about the tax consequences impacting your affected options.

Offer to Amend Certain Options dated July 13, 2007.

You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. Notwithstanding the prior sentence, we will update this Offer to Amend if there is a material change in the information presented. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY OF MATERIAL TERMS AND QUESTIONS AND ANSWERS		6
RISKS OF PARTICIPATING IN THIS OFFER		18
THE OFFER		18
1.	Eligibility	18
2.	Number of options and amount of Option Consideration; expiration date	18
3.	Purpose of this offer	21
4.	Procedures for electing to participate in this offer	22
5.	Withdrawal rights and change of election	23
6.	Acceptance of affected options for amendment and issuance of cash payments and amended options	24
7.	Conditions of this offer	25
8.	Price range of shares underlying the options	27
9.	Source and amount of consideration; terms of amended options; the 1997 Stock Plan; corporate transactions	28
10.	Information concerning iBasis; Summary financial information	32
11.	Interests of Directors and executive officers; transactions and arrangements concerning the options	33
12.	Status of options amended by us in this offer; accounting consequences of this offer	34
13.	Legal matters; regulatory approvals	34
14.	Material United States federal income tax consequences	34
15.	Extension of offer; termination; amendment	37
16.	Fees and expenses	38
17.	Additional information	38
18.	Miscellaneous	39
SCHEDULE A - Information About the Directors and Executive Officers of iBasis		A-1

SUMMARY OF MATERIAL TERMS AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. This section also includes a summary of the material terms of this offer.  You should carefully read this entire offer, the accompanying memorandum from Ofer Gneezy dated July 13, 2007, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

TABLE OF CONTENTS

Q1.	What is the offer?	7
Q2.	What do some of the terms used in the offer mean?	7
Q3.	Why is iBasis making this offer?	8
Q4.	Who is eligible to participate in this offer?	8
Q5.	Which options are eligible for the Option Consideration in this offer?	8
Q6.	How do I participate in this offer?	9
Q7.	If I decide to participate in the offer, what will happen to my current affected options?	10
Q8.	What will I receive in return for my affected options?	10
Q9.	When will I receive my cash payments and amended options?	10
Q10.	Why do I have to wait until 2008 to receive a cash payment?	11
Q11.	Am I required to participate in this offer?	11
Q12.	What will be the exercise price of my amended options?	11
Q13.	Once my options are accepted, is there anything I must do to receive the cash payments or amended options?	11
Q14.	When will my amended options vest?	11
Q15.	Will the terms and conditions of my amended options be the same as my existing options?	12
Q16.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate in this offer or my options are not accepted?	12
Q17.	If I hold multiple affected options, can I choose which options for which I want to accept this offer?	12
Q18.	Are there any positive or negative tax consequences to my participation in the offer?	12
Q19.	If I choose to fully participate in this offer, are there circumstances under which my affected options would be amended and I would not receive a cash payment?	13
Q20.	How will iBasis confirm to me that my election form or withdrawal form has been received?	13
Q21.	Can I accept this offer with respect to shares of iBasis common stock that I previously acquired upon exercise of iBasis options?	13
Q22.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	13
Q23.	Is this a modification of options?	14
Q24.	Will the amendment of my option change the tax treatment of my option?	14
Q25.	How does iBasis determine whether I have properly accepted this offer?	14
Q26.	When will my amended options expire?	14
Q27.	Will I receive an amended option agreement?	14
Q28.	Are there any conditions to this offer?	14
Q29.	If you extend the offer, how will you notify me?	15
Q30.	How will you notify me if the offer is changed?	15
Q31.	Can I change my mind and withdraw from this offer?	15
Q32.	How do I withdraw my election?	15
Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?	15
Q34.	How should I decide whether or not to accept this offer with respect to my affected options?	15
Q35.	What happens to my affected options if my employment with iBasis terminates before this offer expires?	16
Q36.	What happens to my affected options if my employment with iBasis terminates after the expiration of this offer?	16
Q37.	What if iBasis is acquired by another company?	16
Q38.	Who can I talk to if I have questions about this offer, or if I need additional copies of the offer documents?	17

Q1.         What is the offer?

A1.                             This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and receive cash payments in connection with these amendments to avoid certain adverse tax consequences. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend.

Q2.         What do some of the terms used in this offer mean?

A2.          The following are some terms that are frequently used in this Offer to Amend.

•                              “affected options” refers to eligible portions of the eligible options with respect to which you may accept this offer in exchange for the Option Consideration, as described in Question and Answer 5 and Section 2 of the Offer to Amend;

•                              “amended options” refers to affected options that are amended pursuant to this offer.

•                              “amendment date” refers to the date when affected options, upon your acceptance of this offer, will be amended to reflect a new exercise price, which will be equal to the fair market value of a share of our common stock on the affected option’s revised legal grant date. We expect that the amendment date will be August 13, 2007, which is the next business day following the expected expiration date of this offer. If the expiration date is extended, then the amendment date will be similarly extended. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date.

•                              “Addendum” refers to the document that will be provided to each eligible employee who holds affected options. The Addendum will list affected options, a description of any potential cash payments, the grant dates of the affected options and the amended option exercise price. Eligible employees will receive a personalized Addendum by e-mail and by U.S. mail promptly after commencement of this offer.

•                              “eligible employee” refers to all current employees of iBasis, Inc. or our subsidiaries as of the last date on which this offer remains open for acceptance who hold affected options. Only eligible employees who are subject to United States taxation hold affected options. Our executive officers and Directors are not eligible to participate in this offer as they have previously amended their options that would be eligible and they did not receive any cash payments in connection therewith.

•                              “eligible options” refers to those stock options granted by the Company that have been identified by the Company as having an exercise price below the fair market value of the underlying common stock on the legal grant date, and are as described in Question and Answer 5 and Section 2 of the Offer to Amend.

•                              “eligible portion” means the portion of the eligible option (1) vested or is scheduled to vest after December 31, 2004 and (2) remains outstanding and unexercised as of the expiration date.

•                              “employee” means a full time or part time employee  of iBasis, Inc. or our subsidiaries.

•                              “fair market value” with respect to shares of our common stock on a given date, means the closing price of our common stock on NASDAQ or the OTCBB, as appropriate, on such date.

•                              “expiration date” refers to the date that this offer expires. The expiration date will be August 10, 2007 at 5:00 p.m., Eastern Time, unless this offer is extended. We may extend the expiration date at our sole discretion. If we extend this offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                              “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on July 13, 2007, and end at 5:00 p.m., Eastern Time, on August 10, 2007, unless this offer is extended.

•                              “Option Consideration” means the total consideration you may receive for the affected options with respect to which you choose to accept this offer. The Option Consideration is more fully described in Question and Answer 8 and in Section 6 of this Offer to Amend.

•                              “trading day” refers to each day on which NASDAQ or the OTCBB, as appropriate, is open for trading.

Q3.         Why is iBasis making this offer?

A3.                             We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding stock options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. In connection with our recently completed review of our stock option granting practices, we determined that for certain stock option grants, the legal grant dates when all necessary corporate action had been taken differ from the grant dates recorded by the Company for such awards. As a result, we have determined that certain of these stock options were granted with an exercise price less than the fair market value of the underlying stock on the legal grant date. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and related tax regulations (together, referred to as “Section 409A”) provide that the portion of options that were granted with an exercise price less than fair market value (i.e., at a discount) and vest after December 31, 2004 will likely subject the option holder to unfavorable tax consequences. If the affected options are amended as contemplated by this offer, the unfavorable tax consequences for those options under Section 409A, which are described in Question and Answer 18 and Section 14 of this Offer to Amend, will be eliminated and the Company’s incentive and/or retention goals for these options will be retained. (See Section 3 of this Offer to Amend)

Q4.                            Who is eligible to participate in this offer?

A4.                             You may participate in this offer if you are a current employee of iBasis (which for purposes of this offer includes our subsidiaries) on the last date on which this offer remains open for acceptance. You must hold eligible portions of eligible options in order to participate in this offer. Only eligible employees subject to taxation in the United States hold eligible options. (See Section 1 of this Offer to Amend)

                                        Our executive officers and Directors are not eligible to participate in this offer.

Q5.         Which options are eligible for the Option Consideration in this offer?

A5.                             An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•                              the option was granted under the 1997 Stock Plan;

•                              the Company has determined that the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date (a list of these grants is provided below);

•                              all or a portion of the option was unvested as of December 31, 2004 or was granted after December 31, 2004;

•                              the option is outstanding (has not been cancelled, has not expired and has not been exercised in full) as of the last date on which this offer remains open for acceptance; and

•                              the option holder is subject to taxation in the United States.

Only certain portions of eligible options are eligible portions that may be amended under this offer. The portion of an eligible option that is eligible to be amended under this offer has both of the following characteristics:

•                              the portion of the eligible option vested after, or is scheduled to vest after, December 31, 2004; and

•                              the portion of the eligible option is still outstanding and unexercised as of the expiration date of this offer.

For a detailed description of your affected options, see Section 2 of this Offer to Amend.

Q6.         How do I participate in this offer?

A6.                             If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on August 10, 2007 (the expiration date):

1.                                       Properly complete and sign the enclosed election form; and

2.                                       Deliver the properly completed election form to Jennifer Garcia, Director  of Human Resources, in the manner set forth in Section 4 of this Offer to Amend.

If you participate in this offer, you will be required to accept this offer with respect to all of your affected options. To help you determine your outstanding affected options and give you the information to make an informed decision, we will provide you with an Addendum listing your affected options, a description of any cash payments and the amended option exercise price. This Addendum will be sent to eligible employees by e-mail and by U.S. mail promptly after commencement of this offer. If you hold an option that is not listed on the Addendum, the option is not an affected option.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all affected options with respect to which a proper election has been made. We will be deemed to have accepted affected options for you with respect to which valid elections have been made and not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of the options for amendment. (See Section 4 of this Offer to Amend)

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on August 10, 2007, unless this offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your options by midnight, Eastern Time on September 10, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date.

If you wish to participate in this offer, you must deliver a properly completed and signed election form prior to 5:00 p.m., Eastern Time, on August 10, 2007, to Jennifer Garcia, Director of Human Resources, (i) by fax at (781) 505-7330; (ii) by hand delivery at iBasis, Inc., 20 Second Avenue, Burlington, MA, 01803; or (iii) by scanning and e-mailing a ..pdf file to amendprogram@ibasis.net. Only election forms that are properly completed and submitted and actually received by Jennifer Garcia by the deadline will be accepted. Election forms received after the deadline will not be accepted. The delivery of election forms is at your own risk. iBasis intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Election forms may only be submitted via fax, e-mail or hand delivery, as set forth above. Election forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

Q7.         If I decide to participate in this offer, what will happen to my current affected options?

A7.                             If you elect to participate in this offer, your affected options will be amended on the next business day following the expiration date. The amendment date will be August 13, 2007, unless this offer period is extended. As of that same date, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting and less applicable tax withholding. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date. (See Section 6 of this Offer to Amend)

Q8.         What will I receive in return for my affected options?

A.8                             Each affected option was granted with an exercise price that has been determined to be less than the fair market value of our common stock on the legal grant date. See Section 2 of this Offer to Amend for a table describing each of the option grants that include these affected options. Your Addendum will identify which of your stock options are affected options for purposes of this offer. If you accept our offer to amend any of your affected options,  all of your affected options will be amended to increase the original exercise price to the fair market value of a share of our common stock on the revised legal grant date (as listed on your Addendum). The amended option will continue to be subject to the terms and conditions of the 1997 Stock Plan under which it was granted, and to an amended option agreement between you and iBasis. The vesting schedule and expiration dates of options amended in this offer will remain the same as in the existing option grant.

In addition to an amended option, you will also receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the affected option. Each such cash payment will be paid, less applicable tax withholding, in early January 2008. The total cash payments you may be entitled to receive in connection with your amended options will be listed on your Addendum.  Please also see Section 2 of this Offer to Amend for a more detailed description and an example of an exchange of an affected option for an amended option.

Q9.         When will I receive my cash payments and amended options?

A9.                             Any cash payment owed to you for an affected option with respect to which you have elected to accept this offer will be paid to you, less any applicable tax withholding, in early January 2008. Promptly following the expiration of this offer, participating employees will receive a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your affected options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6 of this Offer to Amend)

If you accept this offer, all of your affected options will be amended on the amendment date. The amendment date will be the next business day following the date on which this offer expires. We expect the amendment date will be August 13, 2007. If the expiration date of this offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of this offer, we will send you new option grant paperwork regarding your amended options. You will be requested to promptly sign and return the new option grant paperwork to us. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date. (See Section 6 of this Offer to Amend)

You will be entitled to receive cash payments regardless of whether you remain employed with iBasis on the actual cash payment date (which will be in early January 2008).

Q10.       Why do I have to wait until 2008 to receive a cash payment?

A10.                       IRS guidance under Section 409A permits us to make cash payments to holders of affected options in connection with amendments to options granted at a discount. The amendments to the exercise price of the affected options address the potential adverse tax consequences of Section 409A, and the cash payments are intended to compensate the option holder for the lost benefit of the lower exercise price. However, under the same guidance, we are not permitted to make the cash payment in the same calendar year in which the options are amended. Since we expect this offer to expire (and affected options to be amended for those who elect to participate) during calendar year 2007, we are required to wait until calendar year 2008 to make any cash payments.

Q11.       Am I required to participate in this offer?

A11.        No. Participation in this offer is completely voluntary.

However, if you do participate in this offer, you must accept this offer with respect to all affected options. (See Section 2 of this Offer to Amend)

If you do not participate in this offer, your affected options will remain subject to adverse tax consequences under Section 409A. Please also see Question and Answers 16 and 18 for a description of the potential consequences to you if you decide not to participate in this offer and instead keep your current options.

We recommend that you consult with your personal tax advisor to help determine if participation in this offer is right for you.

Q12.       What will be the exercise price of my amended options?

A12.                       Amended options will have an exercise price per share equal to the fair market value of our common stock on the option’s revised legal grant date as listed on your Addendum. (See Section 9 of this Offer to Amend)

Q13.                     Once my affected options are accepted, is there anything I must do to receive the cash payments or amended options?

A13.                       No. You do not need to do anything in order to receive your cash payments for affected options that are accepted as of the offer expiration date. Promptly following the expiration of this offer, participating employees will receive a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options. Participating employees will receive cash payments for these options in early January 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Once this offer has expired and your election has been accepted, your affected options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the next business day following the expiration date of this offer. Please note that, in order to process the changes with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date. (See Section 6 of this Offer to Amend)

Q14.       When will my amended options vest?

A14.                       If your affected option is amended, it will continue to vest according to the vesting schedule of your existing option. Continued vesting is subject to the terms and conditions of your existing option and the 1997 Stock Plan, including your continued service with us through each relevant vesting date. (See Section 9 of this Offer to Amend)

Q15.                     Will the terms and conditions of my amended options be the same as my existing options?

A15.                       Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the existing options they replace. (See Section 9 and Section 14 of this Offer to Amend)

Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

Q16.                     What happens to my affected options if I do not turn in my election form by the deadline, choose not to participate in this offer or my affected options are not accepted?

A16.                       If we do not receive your election form by the deadline, you choose not to participate in this offer, or your affected options are not accepted by us under this offer, your existing options will (1) remain outstanding until exercised or they expire by their terms, (2) retain their current exercise price, and (3) retain their current vesting schedule. As described in Question and Answer 18, if you do not participate in this offer, you may be subject to certain adverse tax consequences under Section 409A with respect to your affected options, including income tax commencing in the year of vesting, an additional 20% tax and interest charges, and we will not reimburse you for any such taxes or any related penalties, charges or fees. In addition, as described in Question and Answer 24, the tax treatment of your affected options may be different from the expected tax treatment when they were originally granted because we are required to report all affected options not amended pursuant to this offer (as well as any amended options) as nonqualified stock options for United States tax law purposes.  (See Section 6 and Section 14 of this Offer to Amend)

Q17.                     If I hold multiple affected options, can I choose which affected options for which I want to accept this offer?

A17.                       No. If you choose to accept this offer, you must accept this offer with respect to all affected options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. (See Section 2 of this Offer to Amend)

Q18.                     Are there any positive or negative tax consequences to my participation in this offer?

A18.                       Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your affected options under United States tax law.

Section 409A provides that stock options issued with an exercise price less than the fair market value of the underlying stock on the legal grant date (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. None of the affected options have fixed exercise dates and therefore Section 409A would likely subject the option holders to income tax commencing in the year of vesting (i.e., before the options are exercised), an additional 20% tax (i.e., in addition to your applicable federal tax rate) and interest charges. It is likely that option holders would have income tax commencing in the year of vesting based on the difference between the fair market value of the shares on December 31 of the year of vesting and the exercise price (the “spread”) and the increase in value of the underlying stock determined on December 31 of each year until the option is exercised will be taxed as well. Because the regulations do not explicitly address this, it is unclear how the additional 20% tax will be calculated, but we think that it is likely that the amount of the spread will be subject to the 20% tax commencing in the year when such options vest and during each subsequent tax year (until the option is exercised).

Please see the example in Section 14 of this Offer to Amend and please also see Question and Answer 16 for a description of the potential consequences to you if you decide not to participate in this offer and instead keep your current options.

If you participate in this offer, you should not be required under current United States law to recognize income for United States federal income tax purposes at the time you choose to accept this offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments pursuant to this offer. In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14 of this Offer to Amend)

Uncertainty

Unfortunately, the IRS has not issued definitive final guidance as to taxation under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain affected options or with respect to certain tax years and your personal tax advisor may advocate a position under the current statute and IRS guidance that your affected options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance.

Q19.                     If I choose to fully participate in this offer, are there circumstances under which my affected options would be amended and I would not receive a cash payment?

A19.                       If you choose to participate in this offer, you will be eligible to receive the cash payment in all circumstances, unless we become prohibited from either amending your affected options or making such cash payments in connection with the amendment of your affected options by applicable laws.  For example, we could become prohibited from amending options as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13 of this Offer to Amend)

If your employment with iBasis terminates after the expiration of this offer and after your acceptance of this offer, but before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive the cash payment. (See Section 6 of this Offer to Amend).  However, if you accept this offer with respect to affected options that are unvested, but you are no longer an employee of iBasis on the date that the existing option would have vested, any amended options you hold will cease to vest and will terminate in accordance with their terms.  If you are currently employed, your employment with iBasis will remain “at-will” regardless of your participation in this offer and can be terminated by you or us at any time, with or without cause or notice. (See Sections 1 and 2 of this Offer to Amend)

Q20.                     How will iBasis confirm to me that my election form or withdrawal form has been received?

A20.                       We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, you must contact Jennifer Garcia, Director of Human Resources, at (781) 505-7860 or amendprogram@ibasis.net, to confirm that we have received your election form and/or any withdrawal form.

Q21.                     Can I accept this offer with respect to shares of iBasis common stock that I previously acquired upon exercise of iBasis options?

A21.                       No. This offer relates only to affected options to purchase shares of our common stock. You may not accept this offer with respect to shares of our common stock. (See Section 2 of this Offer to Amend)

Q22.                     Will my decision to participate in this offer have an impact on my ability to receive options in the future?

A22.                       No. Your decision to participate or not participate in this offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7 of this Offer to Amend)

Q23.                     Is this a modification of options?

A23.                       Yes. This is considered a modification of options. As a result, the Company will record additional stock-based compensation expense based on the incremental fair value of the amended options and the cash payments. (See Section 12 of this Offer to Amend)

Q24.                     Will the amendment of my option change the tax treatment of my option?

A24.                       Yes. First, you should understand that the tax treatment of your option, regardless of whether it is amended in this offer, may be different from the expected tax treatment when it was originally granted. Under United States tax law, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes. The tax treatment for a nonqualified stock option is different than that of an ISO, in that gains on nonqualified stock options are treated as compensation income at the time of exercise and are subject to tax withholding by the Company.

A holder of nonqualified stock options will generally realize taxable compensation income when he or she exercises the option, in an amount equal to the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise. If you do not amend your affected options in this offer, however, because of Section 409A, you may recognize taxable income commencing in the year when the affected option vests rather than when the option is exercised. You may also incur additional excise taxes and interest under Section 409A. For more detailed information, please read the rest of the Offer to Amend, and see Question and Answer 18 and the tax disclosure set forth in Section 14 of this Offer to Amend (entitled “Material United States federal income tax consequences”).

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonqualified stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14 of this Offer to Amend)

Q25.                     How does iBasis determine whether I have properly accepted this offer?

A25.                       We will determine, in our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any affected options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any affected options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all affected options with respect to which proper elections are made that are not validly withdrawn, subject to the terms of this offer. No elections will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4 of this Offer to Amend)

Q26.                     When will my amended options expire?

A26.                       Your amended options, if any, will expire on the same date as the scheduled expiration of your existing options or earlier upon your termination of employment with iBasis, unless otherwise provided in the terms of your existing options and the 1997 Stock Plan. (See Section 9 of this Offer to Amend)

Q27.                     Will I receive an amended option agreement?

A27.                       Yes. All amended options will be subject to an amended option agreement between you and iBasis. Promptly after expiration of this offer, we will send you new option grant paperwork regarding your amended options. You will be requested to promptly sign and return the new option grant paperwork to us. (See Section 9 of this Offer to Amend)

Q28.                     Are there any conditions to this offer?

A28.                       Yes. Although the implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of affected options, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7 of this Offer to Amend)

Q29.                     If you extend this offer, how will you notify me?

A29.                       If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15 of this Offer to Amend)

Q30.                     How will you notify me if this offer is changed?

A30.                       If we change this offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the day we change this offer. (See Section 15 of this Offer to Amend)

Q31.                     Can I change my mind and withdraw from this offer?

A31.                       Yes.  You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to all of your affected options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5 of this Offer to Amend)

Q32.                     How do I withdraw my election?

A32.                       To withdraw your election with respect to your affected options, you must do the following before the expiration date:

1.                                       Properly complete and sign the enclosed withdrawal form; and

2.                                       Deliver the properly completed withdrawal form to Jennifer Garcia, Director of Human Resources, in the manner set forth in Section 5 of this Offer to Amend.

Q33.       What if I withdraw my election and then decide again that I want to participate in this offer?

A33.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. Your election to accept this offer  will cover all of the affected options. The new election form must be signed and dated after the date of your withdrawal form.

The new election form will supersede all other previously submitted forms. Accordingly, if you submit a new election form, your new election form will cover all affected options. (See Section 5 of this Offer to Amend)

Q34.                     How should I decide whether or not to accept this offer with respect to my affected options?

A34.                       Participating in this offer does carry risk (see “Risks of Participating in this Offer” on page 18 for information regarding some of these risks), and there are no guarantees that participating in this offer and accepting the Option Consideration will be the right choice for every holder of affected options, even considering the potential tax consequences of keeping them (as described in Section 14). The decision to participate in this offer must be your own. We recommend that you consult with your personal tax advisor on the tax consequences of your decision to help determine if participation in this offer is right for you. (See Section 3 of this Offer to Amend)

Q35.                     What happens to my affected options if my employment with iBasis terminates before this offer expires?

A35.                       If your employment with iBasis terminates before this offer expires, you will not be eligible to participate in this offer. Accordingly, any affected options with respect to which you have accepted this offer will be returned to you and will not be amended pursuant to this offer. Options granted under the 1997 Stock Plan generally are exercisable, to the extent vested at the date of termination, for three months from the date of termination if the option holder’s employment terminated for a reason other than death or disability. While you will not be eligible to participate in this offer, we believe that you will not be subject to the adverse tax consequences of Section 409A if your employment terminates before the option expires. This is because termination of employment is one of the permissible payment dates under Section 409A that will not trigger the adverse tax treatment. (See Section 9 of this Offer to Amend)

Q36.                     What happens to my affected options if my employment with iBasis terminates after the expiration of this offer?

A36.                       If you participate in this offer, but your employment with iBasis terminates after this offer expires, you will receive the Option Consideration in this offer. All amended options that you receive will be governed by the terms of the 1997 Stock Plan. As noted above, options granted under the 1997 Stock Plan generally are exercisable, to the extent vested at the date of termination, for three months from the date of termination if the option holder’s employment terminated for a reason other than death or disability. If your employment with iBasis terminates after the expiration of this offer but before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive the cash payment. (See Section 9 of this Offer to Amend)

Q37.                     What if iBasis is acquired by another company?

A37.                       We have entered into a Share Purchase and Sale Agreement with KPN B.V., formerly KPN Telecom B.V., (“KPN”) pursuant to which we will acquire the shares of two subsidiaries of KPN and receive $55 million in cash from KPN in return for issuing to KPN that number of shares, of our common stock which, on a post issuance basis, represents 51% of the issued and outstanding shares of our common stock and outstanding in-the money stock options and warrants, or approximately 40 million shares.  Upon the completion of the foregoing transactions, we will pay a dividend in the aggregate amount of $113 million, on a pro rata basis to those persons who are our shareholders of record on the date immediately prior to the date of the closing of the transactions contemplated by the Share Purchase and Sale Agreement. In connection with our payment of the dividend, we will adjust the exercise price and number of shares to be issued upon exercise of our outstanding common stock options to preserve their value.  All of your outstanding options immediately prior to the date of closing will be adjusted, regardless of whether you elect to participate in this offer.  Please see the more detailed description of this transaction in Section 9 of this Offer to Amend.

Although we expect that this offer will be completed prior to the consummation of our transaction with KPN, and we do not currently anticipate any such other stock sale, merger or acquisition transaction involving iBasis, if we merge or consolidate with or are acquired by another entity prior to the expiration of this offer, you may choose to withdraw any affected options with respect to which you accepted this offer and your affected options will be treated in accordance with the terms of the 1997 Stock Plan and your original option agreements. Further, if iBasis is acquired prior to the expiration of this offer, we reserve the right to withdraw this offer, in which case your affected options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for your affected options. If iBasis is acquired prior to the expiration of this offer but does not withdraw this offer, we (or the successor entity) will notify you of any material changes to the terms of this offer or the terms of any potential amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security, the number of shares covered by the amended options and the exercise price of each option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding in connection with the acquisition. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to the amended options if no acquisition had occurred. You should be aware that these types of transactions could significantly affect our stock price. Option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their iBasis common stock before the effective date.

Finally, if we are acquired after the expiration date, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, any amended options you hold will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee on the scheduled payment date, you will receive any cash payments to which you are entitled to as a result of your participation in this offer.

If we are acquired after your affected options have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1997 Stock Plan, and your amended option agreement. (See Section 9 of this Offer to Amend)

Q38.                     Who can I talk to if I have questions about this offer, or if I need additional copies of the offer documents?

A38.                       If you need additional copies of the offer documents or the election or withdrawal forms or have questions regarding this offer, you should contact Jennifer Garcia, Director of Human Resources, at (781) 505-7860 or by sending an e-mail request to amendprogram@ibasis.net.

For additional information, assistance or questions about the tax consequences discussed in this Offer to Amend, please contact your personal tax advisor.

RISKS OF PARTICIPATING IN THIS OFFER

Participating in this offer involves a number of risks, including those described below. In addition, the risks described under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC, highlight the material risks of owning iBasis securities and are incorporated by reference herein. You should carefully consider these risks and are encouraged to speak with your personal investment and tax advisor as necessary before deciding to participate in this offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer.

Tax-Related Risks

The tax consequences of Section 409A on your affected options described in Section 14 of this Offer to Amend are based on current IRS guidance. The IRS is expected to provide additional guidance with respect to Section 409A. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on your affected options and, as a result, depending on your personal tax situation, it may have been more beneficial to you not to participate in this offer and to have retained your affected options. All option holders should consult with their own personal tax advisor as to the tax consequences of their participation in this offer.

Procedural Risks

You are responsible for making sure that your election form and/or withdrawal form is received by us prior to the expiration of this offer. Your submissions may only be made in the manner described in Sections 4 and 5 of this Offer to Amend. Election forms may be submitted only via fax, e-mail or hand delivery. Withdrawal forms may be submitted only via fax, e-mail or hand delivery. Submissions made by any other means, including U.S. mail (or other post), Federal Express (or similar delivery service) or interoffice mail will not be accepted. We intend to confirm the receipt of your election form and/or withdrawal form within two business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting Jennifer Garcia, Director of Human Resources, at (781) 505-7860 or amendprogram@ibasis.net.

THE OFFER

1.             Eligibility.

You are an “eligible employee” only if you are a current employee of iBasis, Inc. or our subsidiaries (collectively referred to as “iBasis,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance (the “expiration date”). For these purposes, our executive officers and Directors are not considered eligible employees.  In order to participate in this offer, you must hold affected options. Only persons subject to taxation in the United States hold affected options.

Your employment with iBasis will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.             Number of options and amount of Option Consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment affected options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•                                          the option was granted under the iBasis Amended and Restated 1997 Stock Incentive Plan (as amended, the “1997 Stock Plan”);

•                                          the Company has determined that the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date (a list of these grants is provided below);

•                                          all or a portion of the option was unvested as of December 31, 2004, or was granted after December 31, 2004;

•                                          the option is outstanding as of the last date on which this offer remains open for acceptance; and

•                                          the option holder is subject to taxation in the United States.

As noted above, eligible options include only those options that are outstanding, meaning options that have not been cancelled, have not expired and which have not been exercised in full, as of the expiration date of this offer. For example, if a particular option grant expires after commencement of this offer, but before the expiration date, that particular option grant is not eligible for this offer.

Only certain portions of eligible options may be amended under this offer. The portion of an eligible option that is eligible to be amended under this offer has both of the following characteristics:

•                  the portion of the eligible option vested after, or is scheduled to vest after, December 31, 2004; and

•                  the portion of the eligible option is still outstanding and unexercised as of the expiration date of this offer.

Please note that the portions of eligible options that were vested as of December 31, 2004 or have already been exercised are not eligible for this offer (the “ineligible portion”). Under the currently available guidance under Section 409A, options vested as of December 31, 2004 are exempted from the adverse tax treatment under Section 409A and therefore are not subject to this offer. Any amendment of the eligible portions of your eligible options will not impact the ineligible portions of your eligible options and ineligible portions will remain outstanding with the same terms and exercise price of the existing options.

If you choose to accept this offer, you must accept this offer with respect to all affected options (all eligible portions of all of your eligible options). If you have exercised a portion of an eligible option, your election will apply to the eligible portion that remains outstanding and unexercised.

Each affected option was granted with an exercise price that has been determined to be less than the fair market value of iBasis common stock on the legal grant date. If you accept our offer to amend any of your affected options, all of your affected options  will be amended to increase the original exercise price to the fair market value of a share of our common stock on the revised legal grant date (as listed on your Addendum). The amended option will continue to be subject to the terms and conditions of the 1997 Stock Plan under which it was granted, and to an amended option agreement between you and iBasis.

In addition to an amended option, you will also receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares subject to the affected option. Each such cash payment will be paid, less applicable tax withholding, in early January 2008. The total cash payments you may be entitled to receive in connection with your amended options will be listed on your Addendum.

In connection with the Company’s internal review of our stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A of the Internal Revenue Code, certain of these options are subject to adverse tax consequences. The option grants set forth in the table below are the eligible options with eligible portions that are affected by Section 409A and are subject to this offer.  We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your affected options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we used the closing price of our common stock on NASDAQ or the OTCBB, as appropriate. Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on NASDAQ or the OTCBB, as appropriate, on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	Fair Market Value on Legal Grant Date (Revised Exercise Price)	Price Differential
April 4, 2001	$6.47	May 24, 2001	$11.67	$5.20
September 27, 2001	$1.29	October 12, 2001	$2.01	$0.72
November 15, 2001	$2.16	January 24, 2002	$4.26	$2.10
September 30, 2002	$0.75	November 6, 2002	$1.23	$0.48
January 3, 2003	$1.17	January 28, 2003	$1.26	$0.09
June 24, 2003	$3.72	June 26, 2003	$4.08	$0.36
July 31, 2003	$4.62	August 1, 2003	$4.71	$0.09
August 11, 2003	$2.64	August 27, 2003	$3.93	$1.29
August 22, 2003	$3.18	October 9, 2003	$4.08	$0.90
November 13, 2003	$4.38	December 9, 2003	$4.68	$0.30
May 18, 2004	$3.51	June 7, 2004	$4.65	$1.14
August 5, 2004	$5.64	September 10, 2004	$6.36	$0.72
October 4, 2004	$6.96	November 24, 2004	$7.08	$0.12
February 1, 2005	$6.12	March 24, 2005	$6.42	$0.30
May 12, 2005	$6.78	June 23, 2005	$7.74	$0.96
August 31, 2005	$7.71	September 10, 2005	$8.25	$0.54

If you hold an eligible option, it does not mean that all portions of the eligible option are subject to Section 409A or that all of your options are subject to Section 409A. Please note that some portions of the eligible options granted on the above dates are ineligible portions that are not affected by Section 409A and are not eligible to be amended in this offer.  Your Addendum will identify which of your stock options are affected options for purposes of this offer.

In exchange for their affected options, participants who accept this offer will receive amended options with the applicable revised option exercise price set forth in the table above and, a cash payment equal to the applicable price differential multiplied by the number of unexercised shares subject to the affected option (less applicable tax withholding). The vesting schedule and expiration dates of options amended in this offer will remain the same as in the existing option grant. Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

Only affected eligible options that are unexercised as of the end of the offer period (expected to be August 10, 2007) are eligible to receive the amended option and cash payment. If you have exercised a portion of an option grant, you may accept this offer with respect to the unexercised portion of such option grant so long as it is an affected option.

Example:

You hold an option to purchase 500 shares of stock with a grant date of August 5, 2004 and an exercise price equal to $5.64 per share. The revised legal grant date of the option is September 10, 2004, when the fair market value of the Company’s stock was $6.36. As of the offer expiration date, 375 shares were vested, of which 31 shares vested prior to January 1, 2005, and you had not exercised any portion of the option. The option will be considered an affected option with respect to the 469 shares that have vested, or will vest, after December 31, 2004 and if you accept this offer with respect to this option, you will receive the following Option Consideration pursuant to the terms of this offer:

1.                                       The option to purchase 469 shares will be amended to increase the exercise price to $6.36 per share. 344 shares subject to the amended option will remain vested as of the amendment date, and the amended option will continue to vest according to the vesting schedule of your existing option.

2.                                       The option to purchase 31 shares that were vested as of December 31, 2004 will not be amended       and the exercise price will remain $5.64 per share.

3.                                       A cash payment of $337.68 (469 shares multiplied by the price differential of $0.72 per share), less applicable tax withholding, will be payable in early January 2008.

If you accept this offer with respect to options that are unvested and you are no longer an employee of iBasis on the date that the existing option would have vested, the amended options you receive pursuant to this offer will not continue to vest.

All amended options will be subject to the terms of the 1997 Stock Plan, and to an amended option agreement between you and iBasis. The current form of option agreement under the 1997 Stock Plan is attached as an exhibit to the Schedule TO that has been filed with the SEC in connection with this offer. See Section 9 of this Offer to Amend for a description of the 1997 Stock Plan.

The expiration date for this offer will be 5:00 p.m., Eastern Time, on August 10, 2007, unless we extend this offer. We may, in our sole discretion, extend this offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend this offer.

3.             Purpose of this offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding stock options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. In connection with our recently completed review of our stock option granting practices, we determined that for certain stock option grants, the legal grant dates when all necessary corporate action had been taken differ from the grant dates recorded by the Company for such awards. As a result, we have determined that certain of these stock options were granted with an exercise price less than the fair market value of the underlying stock on the legal grant date. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and related tax regulations (“Section 409A”) provide that the portion of options that were granted with an exercise price less than fair market value (i.e., at a discount) and vest after December 31, 2004 will likely subject the option holder to unfavorable tax consequences. If the affected options are amended as contemplated by this offer, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated and the Company’s incentive and/or retention goals for these options will be retained. Because the affected options may have inherent value as a result of the discounted exercise price, the cash payments with respect to the affected options were designed to make the option holders whole for the adjustment in option exercise price on the offer expiration date.

Except as otherwise disclosed in this offer or in our SEC filings, including our contemplated transaction with KPN (also described in Question and Answer 38), we presently have no plans or proposals that relate to or would result in:

•                              any extraordinary transaction, such as a merger, reorganization or liquidation involving iBasis;

•                              any purchase, sale or transfer of a material amount of our assets;

•                              any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                              any change in our present Board of Directors or management, including a change in the number or term of Directors or to fill any existing Board of Director vacancies or to change any executive officer’s material terms of employment;

•                              any other material change in our corporate structure or business;

•                              our common stock being delisted from NASDAQ;

•                              our common stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                              the suspension of our obligation to file reports under the Exchange Act;

•                              the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, other than in the ordinary course or pursuant to existing options or rights; or

•                              any change in our certificate of incorporation or by-laws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and make your own decision about whether to participate in this offer. We recommend that you consult with your personal tax advisor to help determine if participation in this offer is right for you.

4.             Procedures for electing to participate in this offer.

Proper election to participate in this offer.

Participation in this offer is voluntary. If you wish to participate in the tender offer, you must deliver a properly completed and signed election form prior to 5:00 p.m., Eastern Time, on August 10, 2007, to Jennifer Garcia, Director of Human Resources, (i) by fax at (781) 505-7330; (ii) by hand delivery at iBasis, Inc., 20 Second Avenue, Burlington, MA, 01803; or (iii) by scanning and e-mailing a ..pdf file to amendprogram@ibasis.net.

If you participate in this offer with respect to any option grant, you must accept this offer with respect to all of  your affected options. To facilitate your review of your outstanding affected options and to help you make an informed decision as to whether to participate in this offer, we will provide you with an Addendum listing your affected options, a description of any potential cash payments and the amended option exercise price. This Addendum will be sent to eligible employees by e-mail and by U.S. mail promptly after commencement of this offer. If you do not receive the Addendum, please contact Jennifer Garcia, Director of Human Resources, at (781) 505-7860 or by sending an e-mail to amendprogram@ibasis.net. If we do not receive your election form before the expiration date, then you will not be able to participate in this offer, and all affected options you currently hold will remain unchanged at their original price and terms. Even if you choose not to participate in this offer, all eligible options, even those intended to be ISOs, will be reported by us as nonqualified stock options for United States tax law purposes.

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on August 10, 2007 unless this offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

The delivery of all documents, including election forms, is at your risk. iBasis intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only election forms that are properly completed and submitted and actually received by Jennifer Garcia by the expiration date will be accepted. Election forms may only be submitted via fax, e-mail or hand delivery, as set forth above. Election forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion. We reserve the right to reject any election to accept this offer that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all affected options with respect to which proper elections are made promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your affected options pursuant to this offer. For purposes of this offer, we will be deemed to have accepted affected options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of their affected options. We may issue this notice of acceptance by press release, e-mail or other methods of communication. We presently expect that affected options will be amended on August 13, 2007, which is the next business day following the expected expiration date. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any affected options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any affected options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all affected options with respect to which proper elections are made that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election through the procedures described in this Section 4 constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between iBasis and you upon the terms and subject to the conditions of this offer.

5.             Withdrawal rights and change of election.

You may withdraw affected options with respect to which you previously elected to accept this offer only in accordance with the provisions of this section.

If you have previously elected to accept this offer with respect to your affected options, you may withdraw that election with respect to all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Eastern Time, on August 10, 2007. If we extend this offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all affected options with respect to which valid elections have been made promptly after the expiration of this offer (and this offer is expected to expire on August 10, 2007), if we have not accepted your affected options by midnight Eastern Time on September 10, 2007, you may by law withdraw your affected options at any time thereafter.

To validly withdraw all of the affected options with respect to which you previously have chosen to accept this offer, you must deliver a properly completed and signed withdrawal form to Jennifer Garcia, Director of Human Resources, (i) by fax at (781) 505-7330; (ii) by hand delivery at iBasis, Inc., 20 Second Avenue, Burlington, MA, 01803; or (iii) by scanning and e-mailing a .pdf file to amendprogram@ibasis.net, in accordance with the procedures listed in Section 4 above, while you still have the right to withdraw the affected options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Jennifer Garcia must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on August 10, 2007, unless we extend this offer.

You may not rescind any withdrawal. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form to Jennifer Garcia before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions about the validity, form and eligibility (including time of receipt) of withdrawal forms and new election forms. Our determination of these matters will be final and binding on all parties.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. iBasis intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any new election form. Only withdrawal forms that are complete, signed and actually received by Jennifer Garcia by the expiration date will be accepted. Withdrawal forms may be submitted only by fax, e-mail or hand delivery. Withdrawal forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) or interoffice mail, are not permitted and will not be accepted.

6.             Acceptance of affected options for amendment and issuance of cash payments and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all affected options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date. We expect that the expiration date will be August 10, 2007, unless the offer period is extended. Subject to the terms and conditions of this offer, if elections with respect to your affected options are properly made and accepted by us, these options will be amended as of the amendment date, which is the next business day following the expiration date of this offer. If the expiration date is delayed, the amendment date will be similarly delayed. With respect to all affected options for which you choose to accept this offer, as of the amendment date, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting conditions. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to five business days following the amendment date.

For purposes of this offer, we will be deemed to have accepted affected options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of the options for amendment. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate this offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all affected options with respect to which proper elections have been made that are not validly withdrawn.

If you elect to participate in this offer, you will be entitled to receive for your affected options the Option Consideration, which will consist of amended options, subject to any applicable vesting conditions, and cash payments, in each case as described in Section 2 of this Offer to Amend. Amended options will be amended on the amendment date, which is the next business day following the expiration date of this offer. The amendment date will be August 13, 2007, unless the offer period is extended. Promptly after the expiration of this offer, we will send you new option grant paperwork regarding your amended options. You will be requested to promptly sign and return the new option grant paperwork to us.

Any cash payment owed to you for an affected option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, in early January 2008. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Accordingly, you will be entitled to receive your cash payment regardless of whether you remain employed with iBasis on the actual cash payment date. Promptly following the expiration of this offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive the cash payment. If you elect to participate in this offer and do not receive a Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Jennifer Garcia by telephone at (781) 505-7860.

If for any reason, you cease to be employed by iBasis or a successor entity prior to the expiration date, you will not be entitled to participate in this offer and will not receive any amended options or cash payments pursuant to this offer, regardless of whether you had previously submitted an election form. Instead, you will keep all of your affected options. These options will continue to be governed by the 1997 Stock Plan and by the existing option agreements between you and iBasis.

Options granted under the 1997 Stock Plan generally are exercisable, to the extent vested, for the three months from the date of termination if the option holder’s employment terminated for a reason other than death or disability. While you will not be eligible to participate in this offer, we believe that you will not be subject to the adverse tax consequences of Section 409A if your employment terminates before the option expires. This is because termination of employment is one of the permissible payment dates under Section 409A.

If, for any reason, you cease to be employed by iBasis or a successor entity after the expiration date, but before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive that cash payment.

Options that we do not accept for amendment will remain outstanding until exercised or they expire by their terms and will retain their current exercise price and current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of participating or not participating in this offer.

7.             Conditions of this offer.

If iBasis is acquired prior to the expiration of this offer, we reserve the right to withdraw this offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will not receive amended options or any cash payments. Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate this offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•                  there shall have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of this offer or otherwise relating in any manner, to this offer;

•                  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this offer, any of which might restrain, prohibit or delay completion of this offer or impair the contemplated benefits of this offer to us (see Section 3 of this Offer to Amend);

•                  there shall have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on NASDAQ,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•                  in our reasonable judgment, any material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Composite Index or the Standard & Poor’s 500 Index from the date of the commencement of this offer,

•                  the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•                  if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•                  a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•                  any person, entity or group has purchased all or substantially all of our assets,

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•                  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for amendment of affected options, or

•                  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•                  there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•                  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of iBasis that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of this offer to us); or

•                  any rules or regulations by any governmental authority, NASDAQ, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to iBasis in a way that might, in our reasonable judgment, restrain, prohibit or delay completion of this offer or impair the contemplated benefits of this offer to us (which we believe would occur only as a result of changes to Section 409A, the regulations or interpretations thereunder or other tax laws that would impact this offer or the affected options).

If any of the above events occur, we may:

•                  terminate this offer and promptly return all affected options with respect to which elections have been made to the eligible employees;

•                  complete and/or extend this offer and, subject to your withdrawal rights, retain all affected options with respect to which elections have been made until the extended offer expires;

•                  amend the terms of this offer; or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.             Price range of shares underlying the options.

The iBasis common stock that underlies your stock options is traded on NASDAQ under the symbol “IBAS” and was previously also traded on the OTCBB under both symbols “IBAS” and “IBSE.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by both NASDAQ and the OTCBB.

	High	Low
Fiscal Year Ending December 31, 2007
3rd Quarter (through July 6, 2007)	$10.34	$9.91
2nd Quarter	$11.00	$8.89
1st Quarter	$11.07	$8.36

Fiscal Year Ended December 31, 2006(1)
4th Quarter	$8.62	$7.78
3rd Quarter	$8.90	$7.74
2nd Quarter	$8.80	$6.66
1st Quarter	$6.84	$5.34
Fiscal Year Ended December 31, 2005
4th Quarter	$8.25	$5.27
3rd Quarter	$10.26	$7.20
2nd Quarter	$8.16	$6.24
1st Quarter	$7.44	$5.85
Fiscal Year Ended December 31, 2004
4th Quarter	$8.34	$6.81
3rd Quarter	$7.17	$5.04
2nd Quarter	$5.85	$3.51
1st Quarter	$5.40	$4.32

(1)             Prices prior to May 3, 2006 have been adjusted to reflect a one-for-three reverse-stock-split that occurred on such date.

On July 6, 2007, the closing sale price of our common stock, as reported by NASDAQ was $10.19 per share.

9.             Source and amount of consideration; terms of amended options; the 1997 Stock Plan; corporate transactions.

Consideration.

We will issue cash payments and amended options with respect to which proper elections have been made and accepted for affected options.

If we receive and accept elections from eligible employees of all affected options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 0.5 million shares of our common stock, or approximately 1.4% of the total shares of our common stock outstanding as of July 13, 2007 and we will make cash payments (out of cash on hand) totaling approximately $420,000.

General terms of amended options.

If you participate in this offer and we accept your election to amend your affected options, you will receive an amended option for the same number of shares of common stock underlying each of the affected options.  In accordance with Section 2 of this Offer to Amend, your Option Consideration will also consist of cash payments.

Each amended option will be amended on the amendment date (expected to be August 13, 2007). All amended options will be subject to an amended stock option agreement between you and iBasis.

The terms and conditions of your amended options will remain the same as the affected options with respect to which you choose to accept this offer that they replace, except for the exercise price. Under United States tax law, however, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes.

The following description summarizes the material terms of our 1997 Stock Plan. Our statements in this Offer to Amend concerning the 1997 Stock Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1997 Stock Plan, and the forms of option agreements under the 1997 Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Jennifer Garcia at (781) 505-7860, or by email at

amendprogram@ibasis.net, to receive a copy of the 1997 Stock Plan, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the 1997 Stock Plan.

The 1997 Stock Plan permits the granting of incentive stock options and nonqualified stock options, in addition to restricted stock awards, to eligible participants. The number of common shares subject to options currently outstanding under our 1997 Stock Plan is approximately 2.6 million shares. As of July 13, 2007, the number of shares available for future issuance under the 1997 Stock Plan was approximately 1.2 million shares.  The 1997 Stock Plan will expire by its terms on August 11, 2007 and we do not intend to issue any more options under the 1997 Stock Plan, except as provided herein.

                Administration. The 1997 Stock Plan is administered by a Compensation Committee appointed by our Board of Directors. The Compensation Committee has the authority to interpret the 1997 Stock Plan to prescribe, amend and rescind rules and regulations relating to it and to make all determinations necessary or advisable for the administration of the 1997 Stock Plan. The Compensation Committee is authorized to administer certain aspects of the 1997 Stock Plan, including the granting of options to employees.

Term. The term of options granted under the 1997 Stock Plan generally is as stated in the option agreement. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the existing options with respect to which you choose to accept this offer. In each case, amended options will expire earlier upon your termination of employment with iBasis, in accordance with the terms of your existing options and the 1997 Stock Plan. The term of each option granted under the 1997 Stock Plan may not exceed ten (10) years.

                Termination. Unless otherwise specified in the optionee’s stock option agreement (subject to any restrictions and limitations under Section 409A), if an optionee’s employment is terminated, whether voluntary or otherwise, options granted under the 1997 Stock Plan will be exercisable, to the extent of the number of shares then vested, for a period of three (3) months following such termination, except in the event that such termination is due to death or disability, the options shall be exercisable for a maximum of twelve months after such termination.

Termination of employment before the expiration date. Your employment with iBasis will remain “at-will” regardless of your participation in this offer and can be terminated by you or us at any time, with or without cause or notice.  If your employment terminates before the expiration date, you will not be eligible to participate in this offer. Accordingly, any affected options with respect to which you have accepted this offer will be returned to you and will not be amended pursuant to this offer. If this happens, however, we believe that you will not be subject to the adverse tax consequences of Section 409A, because termination of employment is one of the permissible payment dates under Section 409A that will not trigger adverse tax treatment.

Termination of employment after the expiration date. If you participate in this offer, but your employment by iBasis or a successor entity terminates after the expiration date, you will still receive the Option Consideration in this offer. If your employment terminates before you receive any cash payment to which you are entitled through this offer, you will still be eligible to receive that cash payment.

Exercise price.    The Compensation Committee generally determines the exercise price at the time the option is granted. The exercise price of the amended options will have an exercise price per share equal to the fair market value of our common stock on the revised legal grant date, as set forth in your Addendum.

In connection with the Company’s internal review of its stock option granting practices, we have determined that a number of stock options were granted by the Company at a discount from fair market value. Under Section 409A of the Internal Revenue Code, certain of these options are subject to adverse tax consequences. The option grants set forth in the table below are the eligible options with eligible portions that are affected by Section 409A and are subject to this offer. We determined that these options were granted with an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s legal grant date, meaning the date when all necessary action to approve the grant had been completed. The following table sets forth the dates of such option grants, the original exercise price, the revised legal grant date, the fair market value of the common stock on the legal grant date (which will also be the revised option exercise price for your affected options if you accept this offer), and the price differential. In determining the fair market value of our common stock on a given date, we used the closing price of our common stock on NASDAQ and the OTCBB. Accordingly, the revised option exercise price in the table below reflects the closing price of our common stock on NASDAQ and the OTCBB, as appropriate, on the revised legal grant date.

Option Date	Original Option Exercise Price	Legal Grant Date (Revised)	Fair Market Value on Legal Grant Date (Revised Exercise Price)	Price Differential
April 4, 2001	$6.47	May 24, 2001	$11.67	$5.20
September 27, 2001	$1.29	October 12, 2001	$2.01	$0.72
November 15, 2001	$2.16	January 24, 2002	$4.26	$2.10
September 30, 2002	$0.75	November 6, 2002	$1.23	$0.48
January 3, 2003	$1.17	January 28, 2003	$1.26	$0.09
June 24, 2003	$3.72	June 26, 2003	$4.08	$0.36
July 31, 2003	$4.62	August 1, 2003	$4.71	$0.09
August 11, 2003	$2.64	August 27, 2003	$3.93	$1.29
August 22, 2003	$3.18	October 9, 2003	$4.08	$0.90
November 13, 2003	$4.38	December 9, 2003	$4.68	$0.30
May 18, 2004	$3.51	June 7, 2004	$4.65	$1.14
August 5, 2004	$5.64	September 10, 2004	$6.36	$0.72
October 4, 2004	$6.96	November 24, 2004	$7.08	$0.12
February 1, 2005	$6.12	March 24, 2005	$6.42	$0.30
May 12, 2005	$6.78	June 23, 2005	$7.74	$0.96
August 31, 2005	$7.71	September 10, 2005	$8.25	$0.54

As noted elsewhere in this Offer to Amend, not all options granted on the above dates are affected by Section 409A, and so not all options granted on the above dates are eligible to be amended in this offer. Moreover, some portions of the eligible options granted on the above dates are ineligible portions that are not affected by Section 409A and are not eligible to be amended in this offer. Your Addendum will identify your affected options for purposes of this offer.

Payment of exercise price.    Common stock purchased upon the exercise of a new option granted under the 1997 Stock Plan must be paid for in cash.

Vesting and exercise.  The Compensation Committee generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the existing option. That means that upon the amendment date, your amended options will remain vested to the same extent and will continue to vest at the same rate as the existing options. Continued vesting is subject to your continued service with us through each relevant vesting date, in accordance with the terms of your existing options and the 1997 Stock Plan.

                Adjustments Upon Certain Events.    The 1997 Stock Plan contains provisions for the treatment of options in the event of a merger or consolidation.  In the event of an acquisition, all outstanding options will accelerate to the extent not assumed by the acquiring entity or replaced by comparable options to purchase shares of the capital stock of the successor or acquiring entity or parent thereof (the determination of comparability to be made by the

Compensation Committee, which determination shall be final, binding, and conclusive). The Compensation Committee shall have discretion, exercisable either in advance of an acquisition or at the time thereof, to provide (upon such terms as it may deem appropriate) for the automatic acceleration of one or more outstanding options that are assumed or replaced and do not otherwise accelerate by reason of the acquisition, in the event that the employment, directorship or consulting or advising relationship of the respective grantees of such options should subsequently terminate following such acquisition.

                If the outstanding shares of common stock are changed by reason of merger, consolidation, sale of all or substantially all our property, reorganization recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of our common stock, or other securities, an appropriate and proportionate adjustment will be made to the number and kinds of shares issuable upon exercise of options, the number and kinds of shares or other securities subject to the then outstanding options and the price for each share or other unit of any other securities subject to then outstanding options (without change in the aggregate purchase price as to which such options remain exercisable).  Please refer to the general discussion below in this Section 9 entitled “Corporate Transactions” for additional information regarding what will happen if iBasis merges with or is acquired by another entity.

Transferability of options. Options granted under the 1997 Stock Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the 1997 Stock Plan. The Board of Directors generally may amend, modify, suspend or terminate the 1997 Stock Plan at any time, subject to applicable law and the rights of holders of outstanding options on the date of such action.

Registration of shares underlying the options. All of the shares of iBasis common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of iBasis for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences. You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Corporate Transactions.

Contemplated Transaction with KPN.  On June 21, 2006, we entered into a Share Purchase and Sale Agreement with KPN B.V., formerly KPN Telecom B.V., (“KPN”), a subsidiary of Royal KPN N.V. and a private limited liability company organized under the laws of The Netherlands. Pursuant to the Share Purchase Agreement, we will acquire the shares of two subsidiaries of KPN and receive $55 million in cash from KPN in return for issuing to KPN that number of shares, of our common stock which, on a post issuance basis, represents 51% of the issued and outstanding shares of our common stock and outstanding in-the money stock options and warrants, or approximately 40 million shares. The two entities which we are acquiring from KPN encompass KPN’s international wholesale voice business.

Upon the completion of the foregoing transactions, we will pay a dividend in the aggregate amount of $113 million, on a pro rata basis to those persons who are our shareholders of record on the date immediately prior to the date of the closing of the transactions contemplated by the Share Purchase and Sale Agreement. In connection with our payment of the dividend, we will adjust the exercise price and number of shares to be issued upon exercise of our outstanding common stock options to preserve their value.  All of your outstanding options immediately prior to the date of closing will be adjusted, regardless of whether you elect to participate in this offer.  The vesting of outstanding options will not accelerate as a result of this transaction.  The proposed transaction, which is subject to customary closing conditions, including regulatory approvals and the approval of our shareholders, is expected to be completed before the end of October 2007.

Furthermore, as part of the proposed transaction, our by-laws will be amended to provide KPN certain board representation rights and certain veto rights. As a result of these changes, and KPN’s majority holdings, after the closing of the contemplated transaction, KPN will have the ability to control the outcome of all matters submitted to our stockholders for approval. We cannot assure you that the interests of KPN will be consistent with the interests of other holders of our common stock, or that KPN will vote its shares of common stock, or exercise its veto rights, in a manner that benefits other holders of our common stock.

Events Occurring before the Amendment Date. Although we expect that this offer will be completed prior to the consummation of our transaction with KPN and we do not currently anticipate any such other stock sale, merger or acquisition involving iBasis, if we merge or consolidate with or are acquired by another entity, prior to the expiration of this offer, you may choose to withdraw any affected options with respect to which you elected to accept this offer and your affected options will be treated in accordance with the 1997 Stock Plan and with your option agreement. Further, if iBasis is acquired prior to the expiration of this offer, we reserve the right to withdraw this offer, in which case your affected options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the affected options. If iBasis is acquired prior to the expiration of this offer but does not withdraw this offer, we (or the successor entity) will notify you of any material changes to the terms of this offer or the amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security, the number of shares covered by each amended option and the exercise price of each option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the affected options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred. You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their iBasis common stock before the effective date.

Events Occurring after the Amendment Date. If we are acquired after the amendment date, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, any amended options you hold will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.

If iBasis is acquired after we accept your affected options pursuant to this offer, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the 1997 Stock Plan, and your amended option agreements.  As indicated herein, we expect to complete our transaction with KPN before the end of October 2007. Although we will be issuing shares of our common stock in acquiring the two subsidiaries of KPN, after the merger is completed, KPN will hold a majority of our outstanding common stock. Accordingly, for accounting and financial reporting purposes, we will be treated as the accounting acquiree.

10.          Information concerning iBasis; Summary financial information.

Our principal executive offices are located at 20 Second Avenue, Burlington, MA 01803 U.S.A., and our telephone number is (781) 505-7500. Questions regarding how to participate in this offer should be directed to Jennifer Garcia, Director of Human Resources, at the following:

iBasis, Inc.
20 Second Avenue, Burlington, MA 01803
Phone: (781) 505-7860
Fax: (781) 505-7330
Email:  amendprogram@ibasis.net

iBasis is a leading provider of international communications services and retail prepaid calling services. Our operations consist of our Voice-Over-Internet-Protocol trading business, in which we connect buyers and sellers of international telecommunications services, and our retail services business.  We also offer a prepaid calling service offered directly to consumers through an eCommerce web interface.

Financial Information: The information set forth on pages 60 through 104 of our Annual Report on Form 10-K for the year ended December 31, 2006 and pages 6 through 19 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 is incorporated herein by reference. Please see Section 17 of this Offer to Amend, entitled “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including the filings that contain our financial statements.

SUMMARY FINANCIAL INFORMATION

The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2006 and our unaudited condensed consolidated financial statements for the three months ended March 31, 2007 incorporated by reference in this document.  The consolidated statements of operations data for the years ended December 31, 2006, 2005 and 2004, and the consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from our audited consolidated financial statements incorporated by reference in this document.  The consolidated statements of operations data for the three months ended March 31, 2007 and 2006 and the consolidated balance sheet data as of March 31, 2007 are derived from unaudited condensed consolidated financial statements incorporated by reference in this document.

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on June 12, 2007, we have restated our historical financial statements, and the following summary historical financial data reflect this restatement. You should read the selected financial data in conjunction with our Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes to those consolidated financial statements included therein, as well as our other filings with the SEC incorporated by reference into this document, as set forth in Section 17, “Additional Information.”

Results for the three months ended March 31, 2007 are not necessarily indicative of the expected results for the full year.

	Year Ended December 31,
	2006	2005 (1)	2004 (1)	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006 (2)
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net revenue	$511,083	$385,485	$263,678	$145,771	$110,779
Costs and operating expenses:
Data communications and telecommunications (excluding depreciation and amortization)	447,697	336,152	225,169	130,439	96,462
Research and development	13,498	12,568	14,013	3,732	3,248
Selling and marketing	16,347	11,712	9,351	4,514	3,595
General and administrative	25,062	15,543	13,162	6,786	4,472
Depreciation and amortization	7,055	6,507	10,437	1,965	1,548
Write-off of leasehold improvements	1,047	—	—	—	—
Restructuring costs	1,272	218	165	120	72
Merger related expenses	2,996	—	—	—	—
Total costs and operating expenses	514,974	382,700	272,297	147,556	109,397
Income (loss) from operations	(3,891)	2,785	(8,619)	(1,785)	1,382
Interest income	1,887	1,109	218	516	412
Interest expense	(337)	(2,601)	(4,249)	(51)	(94)
Other expense, net	(188)	(324)	(184)	(188)	(47)
Loss on long-term non-marketable security	—	—	(5,000)	—	—
Foreign exchange (loss) gain	372	(939)	339	(80)	(17)
Debt conversion premium and transaction costs	—	(1,975)	—	—	—
Debt refinancing charges:
Transaction costs	—	—	(2,159)	—	—
Additional interest expense, net	—	—	(481)	—	—
Loss before taxes from continuing operations	(2,157)	(1,945)	(20,135)	(1,588)	1,636
Income tax expense	(37)	(93)	(50)	(14)	(11)
Loss from continuing operations	(2,194)	(2,038)	(20,185)	(1,602)	1,625
Income (loss) from discontinued operations	—	—	1,861	—	—
Net loss	$(2,194)	$(2,038)	$(18,324)	$(1,602)	$1,625
Basic and diluted net loss per share:
Loss from continuing operations	$(0.07)	$(0.08)	$(1.20)	$(0.05)	$0.05
Income (loss) from discontinued operations	—	—	0.11	—	—
Basic and diluted net loss per share	$(0.07)	$(0.08)	$(1.09)	$(0.05)	$0.05
Basic weighted average common shares outstanding	33,198	26,745	16,838	33,218	33,257
Diluted weighted average common shares outstanding	33,198	26,745	16,838	33,218	34,335
Ratio of Earnings to Fixed Charges	(5.4)	0.3	(3.3)	(30.1)	18.4

	December 31,		March 31,
	2006	2005 (1)	2007
	(In thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term marketable securities	$54,071	$44,414	$54,175
Working capital	25,285	30,795	23,245
Total assets	137,664	106,151	141,467
Long-term debt, net of current portion	755	2,216	472
Stockholders’ equity	37,381	39,403	35,803
Book Value Per Share	—	—	$1.08

(1)             As restated — See Note 3 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)             As restated — See Note 2 to the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

11.          Interests of Directors and executive officers; transactions and arrangements concerning the options.

A list of our Directors and executive officers is attached to this Offer to Amend as Schedule A. As of July 13, 2007, our Directors and executive officers, as a group, beneficially owned options outstanding under the 1997 Stock Plan to purchase a total of 1,130,017 shares of our common stock, which represented approximately 44%  of the shares of common stock subject to options outstanding under the 1997 Stock Plan as of that date. Schedule A includes information for each of the Directors and executive officers with respect to their beneficial ownership of outstanding stock options.

On or around December 30, 2006, our Directors and executive officers agreed with us to increase the exercise price of their options subject to 409A to the fair market value of our common stock on a revised legal grant date.  Our executive officers and Directors did not receive any cash payments in connection therewith. The amendment was effected to avoid certain adverse tax consequences under Section 409A which we believe was necessary to complete prior to December 31, 2006. As a result of this amendment, our Directors and officers are not eligible to participate in this offer.

Except as otherwise described in this Section 11, neither we, nor, to the best of our knowledge, any of our Directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 1997 Stock Plan during the 60 days before and including the commencement of this offer.

12.          Status of options amended by us in this offer; accounting consequences of this offer.

Affected options accepted by us pursuant to this offer will be amended under the 1997 Stock Plan and will have no effect on the number of options issuable for future grants under the 1997 Stock Plan.

This offer is considered a modification of options and as a result, the Company will record additional stock-based compensation expense as a charge against earnings based on the incremental fair value of the amended options and the cash payments. Aggregate cash payments will be recorded as a reduction to additional paid-in-capital.

13.          Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of affected options for amendment and issuance of amended options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under this offer to accept elections with respect to affected options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.          Material United States federal income tax consequences.

If You Participate in the Offer to Amend.

As a result of participation in this offer, you may avoid potentially adverse tax consequences under Section 409A associated with your affected options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to participate in this offer and to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in this offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences, including but not limited to state tax consequences, that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own tax advisor to discuss the consequences to you of this transaction.

Cash payments.

Any cash payments you receive as part of your Option Consideration under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee at the time the affected options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.

Amended options.

If you are an option holder who chooses to accept this offer with respect to outstanding affected options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of affected options will be treated as a non-taxable exchange.

Under United States tax law, stock options issued with an exercise price less than fair market value on the date of issuance do not qualify as incentive stock options (ISOs). Accordingly, all eligible options (even if you choose not to participate in this offer) and any amended options will be reported by us as nonqualified stock options for United States tax law purposes. Under current law, an option holder generally will not realize taxable income upon the grant of a nonqualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. The tax treatment for a nonqualified stock option is different than that of an ISO, in that gains on nonqualified stock options are treated as compensation income at the time of exercise and are subject to income tax withholding by the Company. As a result of Section 409A, however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant commencing in the year of vesting, before he or she exercises an award. The revised exercise price of your amended option will avoid that earlier taxation (and related penalties described below).

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of shares obtained upon exercise of an option, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonqualified stock option generally will constitute wages for which withholding will be required.

We recommend that you consult with your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer.

If You Do Not Participate in the Offer to Amend.

The following is a summary of the material United States federal income tax consequences of declining to participate in this offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Your decision not to accept this offer with respect to your affected options could result in potentially adverse tax consequences to you. Please read this section carefully and talk with your own tax advisor regarding your decision to participate in this offer.

By participating in this offer, you may avoid potentially adverse tax consequences associated with your affected options. Section 409A of the Internal Revenue Code and related tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. The affected options were granted at a discount and holders of such options may be subject to income tax commencing in the year of vesting and an additional 20% tax, as well as be liable for certain interest penalties.

None of the affected options have fixed exercise dates and therefore they would subject the option holders to income tax commencing in the year of vesting (i.e., before the options are exercised) and would subject the option holders to an additional 20% tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the fair market value of the shares on December 31 of the year of vesting and the exercise price of such shares) will be includable as income for such year and a 20% tax will be assessed on the spread. Additionally, during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock determined on December 31 of such year will be subject to income tax and the 20% additional tax. These consequences would apply to that portion of any eligible option that vest or vested after December 31, 2004. Any portion of an option that vested before that date is not affected by Section 409A.

Example: You hold an option to purchase 500 shares of stock with a grant date of August 5, 2004 and an exercise price equal to $5.64 per share.  The revised legal grant date of the option is September 10, 2004, when the fair market value of the Company’s stock was $6.36.  31 shares of this option vested prior to December 31, 2004 and is not subject to Section 409A, and 469 shares of this option vests after December 31, 2004 and is subject to Section 409A. In 2005, 125 of the shares subject to the option vested and on December 31, 2005 the fair market value of the Company’s common stock was $5.55.  In 2006, 125 of the shares subject to the option vested and on December 31, 2006 the fair market value of the Company’s common stock was $8.50. In 2007, 125 of the shares subject to the option vests and on December 31, 2007 the assumed fair market value of the Company’s common stock is $10.00.  In 2008, the final 94 shares subject to the option vests and on December 31, 2008 the assumed fair market value of the Company’s common stock is $12.00.

•                                          Impact on 2005 taxes: As a result of the vesting in 2005, you will not have taxable income as the market price on December 31, 2005 of $5.55 was less than the original exercise price of $5.64.

•                                          Impact on 2006 taxes: As a result of the vesting in 2006, you may have taxable income equal to $357.50 (the difference between $8.50  and $5.64 multiplied by the 125 shares that vested in 2006). In addition to your regular taxes on that amount, you may owe an additional $71.50 in taxes due to the 20% tax (20% of $357.50).   In addition, you also may have taxable income equal to $357.50 (the difference between $8.50 and $5.64 multiplied by the 125 shares that vested in 2005 and owe an additional $71.50 in taxes due to the 20% tax on this amount.

•                                          Impact on 2007 taxes: As a result of the vesting in 2007, you may have taxable income equal to $545.00 (the difference between the assumed $10.00 market price on December 31, 2007 and $5.64 multiplied by the 125 shares that vest in 2007) and in addition to your regular taxes on that amount, you may owe an additional $109.00 in taxes due to the 20% tax (20% of $545.00).  In addition, you also may have taxable income equal to $ 375.00 (the assumed increase in market price of the Company’s common stock  of $1.50 during 2007 multiplied by the 250 shares that vested in 2005 and 2006) and, in addition to the regular taxes on that amount, you may owe an additional $ $75.00 in taxes due to the 20% tax (20% of $375.00).

•                                          Impact on 2008 taxes: As a result of the vesting in 2008, you may have taxable income equal to $597.84 (the difference between the assumed $12.00 market price and $5.64 multiplied by the 94 shares that vest in 2008) and in addition to your regular taxes on that amount, you may owe an additional $119.57 in taxes due to the 20% tax (20% of $597.84). In addition, you also may have taxable income equal to $750.00 (the assumed increase in market price of the Company’s common stock of $2.00 during 2008 multiplied by the 375 shares that vested in 2005, 2006 and 2007) and, in addition to the regular taxes on that amount, you may owe an additional $150.00 in taxes due to the 20% tax (20% of $750.00).

•                                          Additional interest and penalties: In each case above, you may owe interest with the calculation of such interest dating back to April 15 of the year following the year in which you are first subject to taxation under Section 409A and you may owe an additional 20% penalty in each subsequent year the option remains unexercised, based on an increase in value of the underlying stock.

As noted above, whether or not you choose to participate in this offer, all eligible options, even those intended to be ISOs when originally granted, will be reported by us as nonqualified stock options for United States tax law purposes.

Uncertainty

Unfortunately, the Internal Revenue Service has not issued definitive final guidance as to taxation under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain affected options or with respect to certain tax years and your personal tax advisor may advocate a position under the current statute and IRS guidance that your affected options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance.

15.          Extension of offer; termination; amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and delay the acceptance for amendment of any affected options. If we elect to extend the period of time during which this offer is open, we will notify you of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to affected options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend this offer and to postpone the expiration of this offer (resulting in a delay of our acceptance and amendment of any affected options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of affected options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend this offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement of this offer, but before amendment under this offer, that particular option grant is not eligible for amendment. Therefore, if we extend this offer for any reason and if a particular option with respect to which an election to accept this offer was made before the originally scheduled expiration of this offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of affected options being sought in this offer or the consideration being offered by us for the affected options in this offer, this offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of affected options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of affected options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.          Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.          Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1.                                       Our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on June 12, 2007;

2.                                       Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2007, filed with the SEC on June 28, 2007;

3.                                       Our Current Reports on Form 8-K dated January 18, 2007, February 8, 2007, March 23, 2007, March 30, 2007, April 27, 2007, May 17, 2007 and June 4, 2007; and

4.                                       The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 24, 1999 and any further amendment or report filed hereafter for the purpose of updating such description.

The SEC file number for these filings is 000-27127. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at iBasis, Inc., 20 Second Avenue, Burlington, MA 01803, Attention: Investor Relations, or telephoning (781) 505-7500.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.          Miscellaneous.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your affected options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this Offer to Amend Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

iBasis, Inc.
July 13, 2007

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF IBASIS

The table below sets forth information about our Directors and officers as of July 13, 2007.

Name	Position	Number of Shares Underlying Outstanding Options to Purchase Common Stock Under the 1997 Stock Option Plan	Percentage of Total Outstanding Options to Purchase Common Stock Under the 1997 Stock Option Plan
Ofer Gneezy	President, Chief Executive Officer, Treasurer and Director	136,670	5.4%
Richard G. Tennant	Senior Vice President, Finance and Administration and Chief Financial Officer	113,335	4.4%
Dan Powdermaker	Senior Vice President of Worldwide Sales	113,336	4.4%
Paul H. Floyd	Senior Vice President of R&D, Engineering and Operations	141,669	5.5%
Gordon J. VanderBrug	Executive Vice President, Assistant Secretary and Director	126,668	4.9%
Mark S. Flynn	Chief Legal Officer & Corporate Secretary	50,000	2.0%
Charles N. Corfield	Director	88,335	3.5%
W. Frank King	Director	105,001	4.1%
David S. Lee	Director	75,001	2.9%
Charles M. Skibo	Director	118,335	4.6%
Robert H. Brumley	Director	61,667	2.4%

The business address and telephone number of each Director and executive officer is care of iBasis, Inc., 20 Second Avenue, Burlington, MA  01803, (781) 505-7500.

A-1